Filed Pursuant to Rule 424(b)(2)
File No. 333-180989

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series L, Floating Rate Notes	$400,000,000	100.00%	$400,000,000	$51,520

(1)	The total filing fee of $51,520 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 17 dated April 14, 2014

(to Prospectus Supplement dated May 25, 2012

and Prospectus dated April 27, 2012)

WELLS FARGO & COMPANY

Medium-Term Notes, Series L

Floating Rate Notes

Aggregate Principal Amount Offered:	$400,000,000

Trade Date:	April 14, 2014

Original Issue Date (T+5):	April 22, 2014

Stated Maturity Date:	April 22, 2019

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from April 22, 2014

Agent Discount (Gross Spread):	0.35%

All-In Price (Net of Agent Discount):	99.65%, plus accrued interest, if any, from April 22, 2014

Net Proceeds:	$398,600,000

Benchmark:	Three-month LIBOR

Base Rate:	LIBOR

Spread:	+46 basis points

Designated LIBOR Page:	Page LIBOR01 as displayed on Reuters or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each January 22, April 22, July 22 and October 22, commencing July 22, 2014 and ending January 22, 2019

Interest Payment Dates:	Each January 22, April 22, July 22 and October 22, commencing July 22, 2014 and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.46%, determined two London banking days prior to April 22, 2014

Redemption:	The notes are not redeemable at the option of Wells Fargo & Company

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$ 332,000,000

Agents (Co-Managers):	BB Securities Limited	10,000,000
	BB&T Capital Markets, a division of BB&T Securities, LLC	10,000,000
	Capital One Securities, Inc.	10,000,000
	Comerica Securities, Inc.	10,000,000
	Fifth Third Securities, Inc.	10,000,000
	National Bank of Canada Financial Inc.	10,000,000
	Apto Partners, LLC	2,000,000
	Blaylock Beal Van, LLC	2,000,000
	Drexel Hamilton, LLC	2,000,000
	Mischler Financial Group, Inc.	2,000,000

	Total	$ 400,000,000

Plan of Distribution:

On April 14, 2014, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.65%, plus accrued interest, if any, from April 22, 2014. The purchase price equals the issue price of 100.00% less a discount of 0.35% of the principal amount of the notes.

BB Securities Limited is not a broker-dealer registered with the Securities and Exchange Commission, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that BB Securities Limited intends to effect sales of the notes in the United States, it will do so only through Banco do Brasil Securities LLC or one or more U.S. registered broker dealers, or otherwise as permitted by applicable U.S. law. BB Securities Asia Pte. Ltd. may be involved in the sales of the notes in Asia.

Certain U.S. Federal Income Tax Consequences:

As discussed in the accompanying prospectus under “Certain U.S. Federal Income Tax Considerations,” legislation was enacted in 2010, contained in Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, that will impose a 30% withholding tax on withholdable payments (as defined below) made to a foreign financial institution, unless such institution enters into an agreement with the U.S. Department of the Treasury (“Treasury”) to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners. The legislation also generally imposes a 30% withholding tax on withholdable payments to a non-financial foreign entity unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity. “Withholdable payments” include payments of interest with respect to notes from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest from sources within the United States, unless the payments of interest or gross proceeds are effectively connected with the conduct of a United States trade or business and taxed as such. As enacted, these withholding and reporting obligations generally apply to payments made with respect to the notes. Under final Treasury regulations effective January 28, 2013 and other administrative guidance, these withholding and reporting requirements with respect to interest will be delayed until July 1, 2014, and withholding on gross proceeds will be delayed until January 1, 2017. Further, withholding will not apply to notes outstanding on July 1, 2014, unless such notes undergo a significant modification after that date. Investors are urged to consult their own tax advisors regarding the application of the legislation and proposed regulations to the notes.

Additional tax considerations are discussed under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

CUSIP:	94974BFV7

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